EXHIBIT 21.1

Jurisdiction of Incorporation
Global Telecom Holdings, Ltd. (“GTHL”)	British Virgin Islands
China Teletech Limited (“CTL”)	British Virgin Islands
Shenzhen Jinke Energy Development Co., Ltd.	People’s Republic of China